                                                               EXHIBIT 10.5.D

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of June, 1997, between Carrollton Federal Bank, FSB (the "Bank"), a federal savings bank chartered by the United States, and Community First Banking Company (the "Company"), the holding company of the Bank (the Bank and the Company collectively, the "Employer"), and C. LYNN GABLE, a resident of the State of Georgia (the "Employee").

                                   RECITALS:

     The Employer desires to employ the Employee as the Chief Financial Officer of the Employer and the Employee desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS.  Whenever used in this Agreement, the following terms and their
   -----------
variant forms will have the meaning set forth below:

   1.1 "Agreement" means this Agreement and any exhibits incorporated herein
        ---------
together with any amendments hereto made in the manner described in this Agreement.

   1.2 "Affiliate"  means any business entity which controls the Employer, is
        ---------
controlled by or is under common control with the Employer.

   1.3 "Area" means the geographic area within a radius of 20 miles of any
        ----
office or facility maintained by the Employer. It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee's employment hereunder.

   1.4 "Board" means the board of directors of the Bank.
        -----

   1.5 "Business of the Employer" means the business conducted by the Employer,
        ------------------------
which is community banking.

   1.6 "Cause" means, any of the following events or conduct preceding a
        -----
termination of employment initiated by the Employer:

          (a) any act that constitutes, on the part of the Employee, fraud, dishonesty, bad faith or a felony toward the Employer;

          (b) the conviction of the Employee of a felony or crime involving moral turpitude;
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          (c) the Employee's entering into any transaction or contractual relationship with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, that in the case of this Clause
       (c), such conduct will not constitute Cause unless the Board delivers to the Employee notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time;

          (d) the Employee breaches the covenants contained in Sections 6, 7 or 8 hereof;

          (e) conduct by the Employee that results in removal from the Employee's position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer; or

          (f) immoderate use or addiction to alcohol or any controlled substance to the visible and perceptive detriment to the performance of the Employee's duties, responsibilities and representation of the Bank in the community or the failure of the Employee to act in a moral and upright manner consistent with generally accepted standards applicable to other persons in Carroll County, Georgia, occupying similar positions of employment; provided, however, that in the case of this Clause (f), such conduct will not constitute Cause unless the Board delivers to the Employee notice setting forth (1) the conduct deemed to qualify as Cause,
       (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time.

   1.7 "Company Information" means Confidential Information and Trade Secrets.
        -------------------

   1.8 "Confidential Information" means data and information relating to the
        ------------------------
business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

   1.9 "Change in Control" means any one of the following events first to occur
        -----------------
after the completion of the initial public offering of the common stock of the
Company:

       (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring

                                      -2-
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   person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(b)(1) or any successor thereto;

       (b) within any twelve-month period (beginning on or after the Effective
   Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors will be deemed to be an Incumbent Director;

       (c) the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

       (d) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

   1.10  "Effective Date" means June 1, 1997.
          --------------

   1.11  "Good Reason" means, any of the following events or conduct preceding a
          -----------
termination of employment initiated by the Employee:

       (a) a material diminution in the powers, responsibilities or duties of the Employee hereunder;

       (b) the removal of the Employee from the position of Chief Financial Officer of the Bank and the Company; or

       (c) a material breach of the terms of this Agreement by the Employer.

provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.11 shall not constitute a termination of employment for Good Reason unless the Employee has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice describing in sufficient detail the Employee's belief

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that a Good Reason exists and the Employee defers resigning until the expiration of a thirty (30) day cure period, beginning with the date such notice is received by the Employer.

   1.12  "Permanent Disability" means the total inability of the Employee to
          --------------------
perform the Employee's duties under this Agreement for a period of ninety (90) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

   1.13  "Trade Secrets" means information including, but not limited to,
          -------------
technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

       (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

       (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. DUTIES.
   ------

   2.1 The Employee is employed as the Chief Financial Officer of the Bank and the Company, subject to the direction of the Chief Executive Officer and President of the Employer, must perform and discharge well and faithfully the duties which may be assigned to the Employee from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Employee are set forth on Exhibit A attached hereto.
                                 ---------

   2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

     (a) devote substantially all of the Employee's time, energy and skill during regular business hours to the performance of the duties of the Employee's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

     (b) diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and President of the Employer.

   2.3 Without the approval of the Board, the Employee must devote the Employee's entire business time, attention and energies to the Business of the Employer and must not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

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      (a) investing the Employee's personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee's participation is solely that of an investor;

      (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in the Employee collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

      (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee's engaging in them.

3. TERM AND TERMINATION.
   --------------------

   3.1 Term. The term of this Agreement will initially be set at three (3) years
       ----
and will automatically renew each day after the date hereof so that the term remains a three (3) year term; provided, however, that the automatic renewals as set forth above will be terminated by either party giving written notice to the other party of such termination, in which event the term will end on the third anniversary of the thirtieth (30th) day following the date the written notice is received (as so calculated, the "Term").

   3.2 Termination.  The employment of the Employee under this Agreement may be
       -----------
terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

       3.2.1 By the Employer:

          (a) for Cause at any time, upon written notice to the Employee, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

          (b) without Cause or upon the Permanent Disability of Employee at any time, provided that the Employer gives the Employee sixty (60) days' prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.7.

       3.2.2 By the Employee:

          (a) for Good Reason at any time, in which event the Employer will be required to make the termination payments under Section 3.7; or

          (b) without Good Reason or upon the Permanent Disability of the Employee, provided that the Employee gives the Employer sixty (60) days' prior written notice of the Employee's intent to terminate, in which event the Employer will have no further obligation to the Employee except future payment of any amounts due and owing under Section 4 on the effective date of the termination.

       3.2.3 By the Employee within six (6) months following a Change in Control; provided that the Employee gives at least thirty (30) days' prior written notice to the Employer of the Employee's intention to terminate this Agreement with such resignation to be effective immediately, in which event the Employer will be required to make a termination payment under Section 3.7.

       3.2.4 At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

       3.2.5 Immediately upon the Employee's death, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

   3.3 Effect of Termination.  Termination of the employment of the Employee
       ---------------------
pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

   3.4 Suspension With Pay.  Nothing contained herein will preclude the Employer
       -------------------
from releasing the Employee of the Employee's normal duties and suspending Employee, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of employee.

   3.5 Suspension Without Pay.  If Employee is suspended and/or temporarily
       ----------------------
prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer's obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Employer may in its discretion:

       (a) pay Employee all or part of the compensation withheld while its contract obligations were suspended; and/or

       (b) reinstate (in whole or in part) any of its obligations which were suspended.

   3.6  Other Regulatory Requirements.  If the Bank is in default, as defined in
        -----------------------------
Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as the date of such default, but no vested rights of the Employee will be affected. Further, all obligations under

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this Agreement will be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the
Bank:

       (a) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

       (b) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

   Any rights of an Employee already accrued under this Agreement, however, will not be affected by such action.

   3.7  Termination Payments.  In the event this Agreement is terminated by the
        --------------------
Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to Sections 3.2.2(a) or 3.2.3, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to the Average Monthly Compensation (as defined below) for a period equal to the remaining Term. Any amounts payable pursuant to this Section 3.7 will be paid at the same frequency as the Employee's then Base Salary (as defined in Section 4.1(a)) is paid. As used herein, the term "Average Monthly Compensation" means the quotient determined by dividing (a) the greater of (1) the Employee's then current Base Salary, or (2) the average of Base Salary and incentive bonus as described in Section 4.1(b) with respect to the most recent three (3) consecutive twelve-month periods during which the Employee was employed by the Employer (or if the Employer has been employed for fewer periods, such lesser number of periods) immediately prior to the effective date of the Agreement's termination that produced the highest average, by (b) twelve (12).

   Notwithstanding any other provisions to this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and other payments and benefits which the Employee has the right to receive from the Employer (the "Total Payments") would constitute a "parachute payment", as defined in Section 280G(b)(2) of the Internal Revenue Code, the Employee shall receive the Total Payments unless (a) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under
Section 4999 of the Internal Revenue Code that would be payable by the Employee (the "Excise Taxes")) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the "Reduced Payments"), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

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4. COMPENSATION AND BENEFITS.
   -------------------------

   4.1 Compensation.  The Employee will receive the following salary and
       ------------
benefits:

       (a) Base Salary.  During the Term, the Employee will receive a base
           -----------
   salary at the rate of $90,000 per annum, payable in substantially equal installments in accordance with the Bank's regular payroll practices ("Base Salary"). The Employee's Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board.

       (b)  Incentive Compensation.
            ----------------------

          (i) In addition to Employee's Base Salary under Section 4.1(a), within ninety (90) days following the end of each fiscal year of the Employer's operations, the Employer will pay the Employee a bonus as determined each year by the Compensation Committee of the Board provided certain performance criteria (to be determined annually by the Board) are satisfied.

          (ii) The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

       The bonus amounts which may be payable to the Employee pursuant to this
       Section 4.1(b) is referred to herein as "Incentive Compensation".

   4.2 Automobile.  The Bank will make available to the Employee a good, up-to-
       ----------
date and serviceable automobile to be utilized by Employee for business and personal uses as is customary for heads of financial institutions in the Area.

   4.3 Business Expenses; Memberships.  The Employer specifically agrees to
       ------------------------------
reimburse the Employee for (a) reasonable business (including travel) expenses incurred by the Employee in the performance of the Employee's duties hereunder, as approved from time to time by the Board, and (b) the dues and business related expenditures, including initiation fees, associated with membership in a country club and in professional associations which are commensurate with the Employee's position; provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

   4.4 Vacation.  On a non-cumulative basis the Employee will be entitled to
       --------
vacation in each year of this Agreement in accordance with the Bank's vacation policy as then in effect, during which the Employee's Base Salary will be paid in full.

   4.5 Benefits.  In addition to the Base Salary and Incentive Compensation, the
       --------
Employee will be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee. All such benefits will be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

   4.6 Withholding.  The Employer may deduct from each payment of compensation
       -----------
hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5. COMPANY INFORMATION.
   -------------------

   5.1 Ownership of Information.   All Company Information received or developed
       ------------------------
by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

   5.2 Obligations of the Employee.  The Employee agrees (a) to hold Company
       ---------------------------
Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this
Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. (S)(S) 10-1-760-10-1-767.

   5.3 Delivery upon Request or Termination.  Upon request by the Employer, and
       ------------------------------------
in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Company Information then in the Employee's possession or control.

6. NON-COMPETITION.  The Employee agrees that during the Term hereunder and, in
   ---------------
the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CUSTOMERS.  The Employee agrees that during the Term
   -----------------------------
hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee's employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES.  The Employee agrees that during the Term
   -----------------------------
hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not, within the Area, on the Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES.  The Employee agrees that the covenants contained in Sections 5
   --------
through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10.  SEVERABILITY.  The parties agree that each of the provisions included in
     ------------
this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.  NO SET-OFF BY THE EMPLOYEE.  The existence of any claim, demand, action or
     --------------------------
cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.  NOTICE.  All notices and other communications required or permitted under
     ------
this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

       (i)  If to the Employer, to it at:

            110 Dixie Street
            P.O. Box 250
            Carrollton, Georgia  30197-0250
            Attn: Chairman, Compensation Committee

       (ii) If to the Employee, to the Employee at:

            370 Ringer Road
            Carrollton, Georgia  30116

13.  ASSIGNMENT.  Neither party hereto may assign or delegate this Agreement or
     ----------
any of its rights and obligations hereunder without the written consent of the other party hereto.

14.  WAIVER.  A waiver by the Employer of any breach of this Agreement by the
     ------
Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.  ARBITRATION.  Any controversy or claim arising out of or relating to this
     -----------
Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16.  ATTORNEYS' FEES.  In the event that the parties have complied with this
     ---------------
Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Employee must employ separate legal counsel, the Employer shall advance to the Employee, within thirty (30) days after receiving copies of invoices submitted by Employee, any and all reasonable attorneys' fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit. The Employee must reimburse the Employer for any and all advances that exceed the first $5,000 advanced to the Employee for such legal expenses only if and to the extent that a final decision by a court of competent jurisdiction has determined that the Employee is not entitled to receive any amounts due or to enforce any of the rights under this Agreement.

17.  APPLICABLE LAW.  This Agreement will be construed and enforced under and in
     --------------
accordance with the laws of the State of Georgia. The parties agree that any appropriate state court located in Carroll County, Georgia, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.  INTERPRETATION.  Words importing the singular form shall include the plural
     --------------
and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19.  ENTIRE AGREEMENT.  Except for any rights the Employee may have under any
     ----------------
employee benefit plans maintained by the Employer for employees generally and any rights the Employee may have under the Community First Banking Company 1997 Stock Option Plan and the Community First Banking Company Management Recognition Plan, this Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.  RIGHTS OF THIRD PARTIES.  Nothing herein expressed is intended to or will
     -----------------------
be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.  SURVIVAL.  The obligations of the Employee pursuant to Sections 5, 6, 7, 8
     --------
and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22.  JOINT AND SEVERAL.  The obligation of the Bank and the Company to Employee
     -----------------
hereunder will be joint and several.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

                   THE EMPLOYER:

                   CARROLLTON FEDERAL BANK, FSB


                   By:
                      ------------------------------
                   Name:
                      ------------------------------
                   Title:
                      ------------------------------

                   COMMUNITY FIRST BANKING COMPANY


                   By:
                      -------------------------------
                   Name:
                      -------------------------------
                   Title:
                      -------------------------------

                   THE EMPLOYEE:

                                   Exhibit A
                                   ---------

                            CARROLLTON FEDERAL BANK
                                JOB DESCRIPTION
                          REVISED FIRST QUARTER, 1996

------------------------------------------------------------------------

JOB TITLE:   CHIEF FINANCIAL OFFICER
JOB CODE:    E002
JOB LEVEL:   ADMINISTRATIVE
FSLA:        EXEMPT
DEPARTMENT:  EXECUTIVE
REPORTS TO:  PRESIDENT/CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------

SUMMARY:

Has broad responsibility for the bank's fiscal operating results. Counsels management on fiscal control and profitability. Prepares and represents the major reports for top management and the Board of Directors. Directs the preparation of all fiscal reporting, such as cost accounting, budgets, regulatory agency, and government reports. Designated bank Security Officer to safeguard the assets of the bank. Directs the activities of bank operations providing advice and guidance to operations and data processing officers who implement departmental objectives and programs. Manages the investment portfolio of the bank in a manner which maximizes return while minimizing risk. Provides information to bank personnel about interest rates and participates in decisions involving rate sensitivity. Keeps the President informed concerning operational developments and consults with the latter regarding decisions affecting the bank. Works with top management in developing plans and policies which may affect the bank as a whole. Represents the bank to other financial institutions and the community in a manner that will enhance the image of the bank.

ESSENTIAL DUTIES AND RESPONSIBILITIES: The primary duty and responsibility of this position is quality service to both internal and external customers. Specific duties are listed below. Other duties may be assigned.

Services as a member of the bank's senior management team and participates significantly in developing overall policies, programs, objectives and goals.

Is responsible for working with subordinate executives to review overall administration and advise on policy questions, business development, staff requirements, performance appraisals, salary administration, and all other administrative matters.

Services on and/or directs the Asset/Liability Committee, Asset Review Committee, and 401(k) Administrative Committee.

Responsible for security and maintenance of all bank assets. Ensures that the bank security program is managed effectively to protect the assets, building, and employees. Evaluates the bank's existing security program based on recommendations made by the manager of security.

Is responsible for developing and prescribing adequate financial procedures to provide the basis for management decisions and control.

Manages the bank's investments portfolio to maximize yield and ensure adequate liquidity and pledges securities to collateralize public deposits. Consults with others in making recommendations to revise the bank's investment objectives.

Is responsible for managing the bank's cash and liquidity position based on policy objectives.

Keeps abreast of capital needs of loan and operations divisions and plan portfolio accordingly.

Prepares annual operating budget for the bank.

Is responsible for determining that all expenditures are properly approved and justified.

Oversees the financial planning process in conjunction with other senior management.

Prepares profits forecasts.

Manages bank's total insurance program (except employee benefit insurance).

Reviews operating policies, procedures, objectives, and goals for each area of responsibility to ensure that they support bank-wide policies and objectives.

Reviews innovations in the banking industry and evaluates their practicality and effectiveness. Directs research into new products and/or concepts that could increase operating efficiency, profits, and/or market share.

Coordinates the development and effective operation of bank systems to provide efficient customer service at minimum cost.

Stays abreast of all regulations and rules of all supervisory and regulatory agencies pertaining to division functions. Analyzes, plans, and implements rule and regulation changes through appropriate operational departments.

Monitors the performance of subordinate areas of responsibility in attaining established business objectives. Takes corrective actions as necessary when objectives are not being attained.

Conducts ad hoc projects and assignments as directed by the President/Chief Executive Officer.

Is responsible for preparing, presenting, and interpreting financial reports to management, the directors, and governmental agencies.

Serves as liaison officer for bank with outside auditing firm.

Represents the bank in contacts with business and trade associations, customers, and regulatory agencies. Attends civic functions and otherwise promotes the bank's image.

SUPERVISORY RESPONSIBILITIES:

Manages subordinate supervisors in the accounting and building maintenance areas. Is responsible for the overall direction, coordination, and evaluation of these units.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; and addressing complaints and resolving problems.

CRA REQUIREMENT:

Expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. Expected to cooperate with and support the bank's CRA program. Will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations, and/or community projects.

PRODUCT KNOWLEDGE REQUIREMENTS:

Should know and understand the products and services that are provided by Carrollton Federal Bank and give quality service at all times to our customers.

QUALIFICATION REQUIREMENTS:

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

   EDUCATIONS AND/OR EXPERIENCE:

   Bachelor's degree (B.A) from four-year college or university, five to seven years related accounting and investment experience and/or training; or equivalent combination of education and experience.

   LANGUAGE SKILLS:

   Ability to read, analyze, and interpret general business periodicals, professional journals, technical procedures, or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

   MATHEMATICAL SKILLS:

   Good analytical skills with problem-solving abilities. Ability to work with mathematical concepts such as probability and statistical inference. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

   REASONING ABILITY:

   Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists. Ability to interpret a variety of instructions furnished in written, oral, diagram, or schedule form.

   OTHER SKILLS AND ABILITIES:

   A high level of interpersonal skills to communicate policies, procedures, and objectives effectively throughout the bank and to represent the bank positively. A high level of analytical skill to assess and evaluate the operation of subordinate areas of responsibility, participate in establishing bank-wide financial goals, analyze new products, and draft operational reports to the board. A mature, independent thinker and energetic leader having demonstrated team management style.

PHYSICAL DEMANDS:

Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

WORK ENVIRONMENT:

Good. There is little discomfort from noise, heat, dust, or other adverse factors.

PERFORMANCE EXPECTATIONS:

   ORGANIZATIONAL EXPECTATIONS:

   Understand that the position exists to ultimately serve the customer either directly or indirectly through assisting front-line personnel to answer customer inquiries quickly.

   Practices a high degree of professionalism and sets an example for others to follow.

   Demonstrates commitment to and understanding of continuous quality improvement. Uses creativity and initiative to recommend quality enhancements when relevant and appropriate. Has satisfactory attendance within policy guidelines and is punctual.

   Manages time effectively. Completes assigned duties within required deadlines.

   FINANCIAL EXPECTATIONS:

   Makes recommendations to Manager/Supervisor concerning budgetary needs of the department.

   Within parameters of job, uses good judgment related to Bank income opportunities and expense control.

   Is financially responsible.

   RELATIONSHIP EXPECTATIONS:

   Conducts in-bank and public relationships in a manner that enhances the image and marketing efforts of the Bank.

   Participates in community organizations, activities, and projects.

   Contributes to an overall team effort by being an effective team player.

This job description is not intended to be and should not be construed as an all-inclusive list of the responsibilities, skills, or working conditions associated with the position. While this job description is intended to accurately reflect the position's activities and requirements, management reserves the right to modify, add, or remove duties and assign other duties as necessary.